OFS CAPITAL CORPORATION

FOR IMMEDIATE RELEASE

Mary Jensen, Vice President – Investor Relations

323.860.7485 or mjensen@ofsmanagement.com

OFS Capital Corporation Extends Senior Secured Revolving Credit Facility

Annual Interest Rate Reduced By 25 Basis Points

ROLLING MEADOWS, Illinois—November 26, 2013— OFS Capital Corporation (NASDAQ:OFS), a business development company (BDC), announced today that its wholly owned subsidiary, OFS Capital WM, LLC, has entered into an amendment that extends the terms of its senior secured revolving credit facility with Wells Fargo Bank, National Association. This amendment was made effective as of November 22, 2013.

The reinvestment period on the OFS Capital WM credit facility was extended from December 31, 2013 to December 31, 2015, and the final maturity date was extended from December 31, 2016 to December 31, 2018. The facility continues to be secured by a pool of first lien senior secured loans, and the new terms include an increase in the advance rate from 65% to 70%. Additionally, the annual interest rate on the credit facility was reduced by 25 basis points, from LIBOR plus 2.75% to LIBOR plus 2.50% (with no floor).

“We are pleased with the extension and the improved terms of our senior secured revolving credit facility,” said Glenn Pittson, Chairman and Chief Executive Officer for OFS Capital. “We appreciate Wells Fargo’s continuing to provide us with a flexible financing commitment that supports our company’s growth.”

Additional information on the OFS Capital WM Facility can be found in the Company’s public filings with the Securities and Exchange Commission (SEC). Copies of these SEC filings are available in the Investor Relations section of the Company’s website at www.ofscapital.com.

OFS CAPITAL CORPORATION

ABOUT OFS CAPITAL

OFS Capital Corporation (NASDAQ: OFS) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.  OFS Capital invests primarily in middle-market companies in the United States, generally focusing its investment activities on private companies that are owned by private equity sponsors or owner/operators and have annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes, including senior secured, unitranche, second-lien and mezzanine loans, and to a lesser extent, equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Rolling Meadows, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

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